September 13, 2006

Gryphon Completes Annual General Meeting

Company reports on activity

Denver, CO and Vancouver, B.C. - **Gryphon Gold Corporation (GGN:TSX / GYPH:OTC.BB)** today reported a successful Annual General Meeting wherein the shareholders approved all proposed resolutions. As well the shareholders received a report on activities completed and planned. During fiscal 2006 and the first half of fiscal 2007 the company:

- Completed a 120 hole oxide definition drilling program as the basis for a positive feasibility study,
- Completed the Initial Public Offering (raised C$6.0 million at C$0.85/unit) sponsored by Desjardins, CIBC World Markets, Orion & Bolder,
- Raised C$6.8 million by way of a Private Placement (C$1.25/unit),
- Received all the necessary permits for a 10-12 year surface-heap leach mine,
- Confirmed our 'discovery' model with the successful Graben gold resource discovery,
- Completed NI 43-101 report accrediting:
  - 1.33M ozs of M & I and 0.72M ozs of Inferred gold resources
  - 19.4M ozs of M & I and 10.1M ozs of Inferred silver resources
- Completed a positive feasibility study recommending the construction of a 67,000+ ozs per year gold plus gold equivalent mine (news release dated August 17th, 2006 at www.gryphongold.com),
- Recruited several key personnel.

The objectives for the balance of fiscal year 2007 and into fiscal 2008 are:

- Secure US$15.4 million construction budget for the first mine this fall or in the spring of 2007,
- Commence production of the first mine at an annualized 67,000+ gold and gold equivalent ozs per year at a cash cost of US$264/ozs (after silver credits) projected for within seven to eight months after production financing is secured,
- Complete a US$1.4 million (20+ hole) North Graben step-out drilling program to delineate the outer limits/potential size of the Graben discovery,
- Commence US$0.5 million reconnaissance drilling on outlying exploration targets,
- Accelerate the development of the larger Graben sulphide deposit and secure other opportunities employing the free cash flow from the heap-leach mine.

In anticipation of the production financing and in preparation for the resulting construction and operation of our first gold mine the Board of Directors is pleased to announce the officers of the company for fiscal 2007 are; Albert Matter as Chairman, Anthony Ker will assume responsibility for the day to day operation of the company as Chief Executive Officer, while Allen Gordon will continue as President and assumes the title of Chief Operating Officer in order to focus on the construction of the mine and gold production. Mike Longinotti, (formerly Comptroller and Treasurer of Cominco) as Chief Financial Officer and Steve Craig as VP Exploration. A mine manager, process manager and mining manager are being recruited.

The Board of Directors wishes to express its appreciation to the management for the excellent work done this past year in advancing the Borealis gold resource towards production, and anticipates the transition from a development company to an operating company during the next twelve months,

ON BEHALF OF THE BOARD OF DIRECTORS OF GRYPHON GOLD CORPORATION

Albert J. Matter
Chairman

Gryphon Gold is a Nevada corporation in the business of acquiring and developing gold properties in North America. Gryphon Gold's principal asset is the 27.5 square mile (1.33 million ounce Measured & Indicated) Borealis property located in the Walker Lane gold belt of western Nevada. At present the Company has 41 million shares outstanding with a net cash balance of $7.3 million at August 31st, 2006.

Full financial statements and securities filings are available on our website: www.gryphongold.com and www.sec.gov or www.sedar.com. For further information contact: Tony Ker, Executive Vice President by ph: 604-261-2229, or email at tker@gryphongold.com or Michelle/Larry Roth of Roth Investor Relations, Inc. at 732-792-2200

This press release was reviewed by Matt R. Bender, MBA, P.E., Vice President of Gryphon Gold, a qualified person as defined by National Instrument 43-101 of the Canadian Securities Administrators. This press release contains "forward-looking information" which may include, but is not limited to, statements with respect to our planned exploration program. Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined under the section titled "Risk Factors and Uncertainties" in our prospectus (available at www.sedar.com) and registration statement filed with the SEC (available at www.sec.gov). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. All mineral reserves and mineral resources have been estimated in accordance with the definition standards on mineral resources and mineral reserves of the Canadian Institute of Mining, Metallurgy and Petroleum; inferred mineral resources have not been included in the corresponding economic analyses in the Feasibility Study because they are considered too speculative geologically to have economic considerations applied to them that enable them to be categorized as mineral reserves. We do not undertake to update forward-looking statements.